Exhibit 99.1

Universal Logistics Holdings Reports First Quarter 2022 All-Time Record Quarterly Results; Declares Dividend

-	First Quarter 2022 Operating Revenues: $523.9 million, 26.2% increase
-	First Quarter 2022 Operating Income: $57.8 million, 11.0% operating margin
-	First Quarter 2022 Earnings Per Share: $1.56 per share, 95.0% increase
-	Declares Quarterly Dividend: $0.105 per share
-	Repurchases 257,261 shares of its common stock at an average price of $20.42 per share

Warren, MI – May 5, 2022 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated first quarter 2022 net income of $42.0 million, or $1.56 per basic and diluted share, on total operating revenues of $523.9 million. This compares to net income of $21.7 million, or $0.80 per basic and diluted share, during first quarter 2021 on total operating revenues of $415.2 million. Universal’s first quarter 2022 financial results represent record all-time highs for total operating revenues, operating income and earnings per share.

In the first quarter 2022, Universal’s operating income increased 85.7% to $57.8 million compared to operating income of $31.2 million in the first quarter one year earlier. As a percentage of operating revenue, operating margin for the first quarter 2022 was 11.0% compared to 7.5% during the same period last year. EBITDA, a non-GAAP measure, increased $23.8 million during the first quarter 2022 to $75.0 million, compared to $51.2 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the first quarter 2022 was 14.3% compared to 12.3% during the same period last year.

“The first quarter of 2022 set a series of new all-time highs for Universal,” stated Tim Phillips, Universal’s Chief Executive Officer. “During the first thirteen weeks of the year, Universal experienced its highest operating revenues, largest operating income, and best earnings per share, not just for a first quarter, but in all of Universal’s history. Our efforts evaluating operating cost structures and negotiating rate increases with our customers, as well as continued rationalization of underperforming business across our service lines, came to fruition in the first quarter.

I also remain mindful of the challenges facing our industry today. We continue to see supply chain disruptions, a competitive market for equipment and talent, as well as some more recent intermittent shut-downs of our customers’ operations as they are seeking to secure parts to build cars and trucks. However, I believe it’s our job to navigate these challenges, and to continue delivering exceptional service and results. The first quarter of 2022 is off to a great start, and I believe we will find additional execution improvement opportunities as the year unfolds. I am extremely pleased with the talented group of people we have assembled at Universal, and I am confident we will continue to exceed the goals we have set for the year, which includes $2.0 billion in top-line revenue for 2022.”

Segment Information:

Contract Logistics

-	First Quarter 2022 Operating Revenues: $201.6 million, 30.1% increase
-	First Quarter 2022 Operating Income: $23.5 million, 11.6% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, first quarter 2022 operating revenues increased 30.1% to $201.6 million, compared to $154.9 million for the same period last year. At the end of the first quarter 2022, we managed 63 value-added programs, compared to 60 such programs at the end of the first quarter 2021. While reported dedicated transportation load volumes grew by 1.2%, new business wins, including a major shuttle operation, as well as repricing of existing customer contracts were significant contributing factors to the overall growth in dedicated transportation. Also included in dedicated transportation revenues for the recently completed quarter were $8.8 million in separately identified fuel surcharges, compared to $4.9 million during the same period last year. In the contract logistics segment, first quarter 2022 income from operations increased $6.7 million to $23.5 million, compared to $16.8 million during the same period last year. As a percentage of revenue, operating margin in the contract logistics segment for the first quarter 2022 was 11.6%, compared to 10.9% during the same period last year.

Intermodal

-	First Quarter 2022 Operating Revenues: $157.6 million, 52.0% increase
-	First Quarter 2022 Operating Income: $23.0 million, 14.6% operating margin

Operating revenues in the intermodal segment increased $53.9 million to $157.6 million in the first quarter 2022, compared to $103.7 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $18.2 million in separately identified fuel surcharges, compared to $10.2 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage which totaled $36.2 million during the first quarter 2022, compared to $11.0 million one year earlier. The average operating revenue per load, excluding fuel surcharges, increased 51.2%; however, load volumes fell 14.3% year-over-year. First quarter 2022 income from operations increased $14.5 million to $23.0 million, compared to $8.5 million during the same period last year. As a percentage of revenue, operating margin in the intermodal segment for the first quarter 2022 was 14.6%, compared to 8.2% during the same period last year.

Trucking

-	First Quarter 2022 Operating Revenues: $97.5 million, 2.7% increase
-	First Quarter 2022 Operating Income: $7.4 million, 7.6% operating margin

In the trucking segment first quarter 2022 operating revenues increased 2.7% to $97.5 million, compared to $94.9 million for the same period last year. First quarter 2022 trucking segment revenues included $42.0 million of brokerage services, compared to $35.8 million during the same period last year. Also included in our trucking segment revenues were $7.5 million in separately identified fuel surcharges during the first quarter 2022, compared to $5.1 million in fuel surcharges during the same period last year. On a year-over-year basis, the average operating revenue per load, excluding fuel surcharges, increased 41.4%; however load volumes fell 30.1% as we rationalized some underperforming operations in this segment. Income from operations in the first quarter 2022 increased $2.2 million to $7.4 million compared to $5.2 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for the first quarter 2022 was 7.6% compared to 5.5% during the same period last year.

Company-managed Brokerage

-	First Quarter 2022 Operating Revenues: $65.2 million, 6.7% increase
-	First Quarter 2021 Operating Income: $3.9 million, 5.9% operating margin

First quarter 2022 operating revenues in the company-managed brokerage segment increased $4.1 million to $65.2 million, compared to $61.1 million for the same period last year.  Income from operations in the first quarter 2022 increased $3.5 million to $3.9 million compared to $0.4 million during the same period last year. The company-managed brokerage segment’s load volumes decreased 25.2%; however, average operating revenue per load increased 25.3% on a year-over-year basis. As a percentage of revenue, operating margin in the company-managed brokerage segment for the first quarter 2022 was 5.9% compared to 0.7% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on June 6, 2022 and is expected to be paid on July 5, 2022.

Other Matters

As of April 2, 2022, Universal held cash and cash equivalents totaling $14.9 million, and $9.0 million in marketable securities. Outstanding debt at the end of the first quarter 2022 was $402.7 million and capital expenditures totaled $6.0 million.

During the first quarter of 2022, the Company also purchased 257,261 shares of its common stock at an average purchase price of $20.42 per share. Universal is currently authorized to purchase up to 742,739 additional shares of the Company’s common stock under its previously announced share repurchase plan.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, May 6, 2022

Call Toll Free:  (844) 955-2101

International Dial-in:  +1 (661) 567-1249

Conference ID:  2084677

A replay of the conference call will be available beginning two hours after the call through May 13, 2022, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 2084677. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company that owns subsidiaries engaged in providing a variety of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  Our operating subsidiaries provide customers with supply chain solutions that can be scaled to meet their changing demands and volumes. Universal’s consolidated subsidiaries offer customers a broad array of services across the entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 2,	April 3,
	2022	2021
Operating revenues:
Truckload services	$57,483	$59,702
Brokerage services	107,172	96,919
Intermodal services	157,613	103,716
Dedicated services	75,487	47,961
Value-added services	126,106	106,933
Total operating revenues	523,861	415,231

Operating expenses:
Purchased transportation and equipment rent	232,131	189,331
Direct personnel and related benefits	136,667	107,552
Operating supplies and expenses	42,124	37,092
Commission expense	10,024	7,324
Occupancy expense	10,195	8,180
General and administrative	10,063	9,176
Insurance and claims	8,581	6,335
Depreciation and amortization	16,228	19,085
Total operating expenses	466,013	384,075
Income from operations	57,848	31,156
Interest expense, net	(2,433)	(3,163)
Other non-operating income	953	1,006
Income before income taxes	56,368	28,999
Provision for income taxes	14,360	7,344
Net income	$42,008	$21,655

Earnings per common share:
Basic	$1.56	$0.80
Diluted	$1.56	$0.80

Weighted average number of common shares outstanding:
Basic	26,864	26,916
Diluted	26,865	26,930

Dividends declared per common share:	$0.105	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 2, 2022	December 31, 2021
Assets
Cash and cash equivalents	$14,922	$13,932
Marketable securities	8,980	8,031
Accounts receivable - net	392,951	341,398
Other current assets	60,899	57,334
Total current assets	477,752	420,695
Property and equipment - net	337,025	345,583
Other long-term assets - net	374,385	371,213
Total assets	$1,189,162	$1,137,491

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$295,363	$251,550
Debt - net	401,699	427,348
Other long-term liabilities	158,386	156,383
Total liabilities	855,448	835,281
Total shareholders' equity	333,714	302,210
Total liabilities and shareholders' equity	$1,189,162	$1,137,491

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 2,	April 3,
	2022	2021
Contract Logistics Segment:
Number of dedicated transportation loads (a)	158,219	156,375
Average number of value-added direct employees	5,096	3,888
Average number of value-added full-time equivalents	1,584	1,686
Number of active value-added programs	63	60

Intermodal Segment:
Number of loads	154,207	179,905
Average operating revenue per load, excluding fuel surcharges	$697	$461
Average number of tractors	2,124	1,971
Number of depots	12	12

Trucking Segment:
Number of loads	50,860	72,744
Average operating revenue per load, excluding fuel surcharges	$1,762	$1,246
Average length of haul	403	373
Average number of tractors	1,000	1,317

Company-Managed Brokerage Segment:
Number of loads (b)	24,610	32,885
Average operating revenue per load (b)	$2,176	$1,737
Average length of haul (b)	574	564

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended
	April 2,	April 3,
	2022	2021
Operating Revenues by Segment:
Contract logistics	$201,593	$154,894
Intermodal	157,613	103,716
Trucking	97,485	94,899
Company-managed brokerage	65,206	61,106
Other	1,964	616
Total	$523,861	$415,231

Income from Operations by Segment:
Contract logistics	$23,475	$16,820
Intermodal	23,010	8,494
Trucking	7,419	5,191
Company-managed brokerage	3,863	440
Other	81	211
Total	$57,848	$31,156

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	April 2,	April 3,
	2022	2021
	( in thousands)
EBITDA
Net income	$42,008	$21,655
Income tax expense	14,360	7,344
Interest expense, net	2,433	3,163
Depreciation	12,648	15,605
Amortization	3,580	3,480
EBITDA	$75,029	$51,247

EBITDA margin (a)	14.3%	12.3%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.